SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2007

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2007 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Southampton Princess Hotel, 101 South Shore Road, Southampton, SN 02 Bermuda, on Wednesday, April 25, 2007 at 3:00 p.m., local time, for the following purposes:

1.	To elect nine directors to the Company’s Board of Directors to serve until the Company’s 2008 Annual General Meeting of Shareholders.

2.	To consider and take action on a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2006 with the independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 9, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 26, 2007

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 25, 2007

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2007 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Southampton Princess Hotel, 101 South Shore Road, Southampton, SN 02 Bermuda, on Wednesday, April 25, 2007 at 3:00 p.m., local time. These proxy materials are first being mailed to shareholders on or about March 26, 2007.

The Board has fixed the close of business on March 9, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 59,799,816 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that if the number of “Controlled Shares” (as defined below) of any shareholder constitutes 10% or more of the combined voting power of the issued Common Shares (such holder, a “10% Shareholder”), the vote of any such shareholder is limited to 9.9% of the voting power of the outstanding Common Shares pursuant to the Company’s Bye-laws. “Controlled Shares” of any person refers to all Common Shares owned (i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (iii) beneficially, directly or indirectly, within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares with reason to believe that it is a 10% Shareholder (as defined in the Company’s Bye-laws and described above) contact the Company promptly so that the Company may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be entitled to cast more than 9.9% of the voting power of the outstanding Common Shares at any time.

The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Each of the proposals to be considered at the Annual Meeting will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Company’s Bye-laws.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.  Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Steven H. Newman, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee must be voted by the broker, bank or nominee according to the instructions of the beneficial owner of the Common Shares.

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on a particular proposal. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors, and employees of the Company. The Company may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. The Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies and will pay a fee of $5,000 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

The Company provides property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. The Company primarily operates through two licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) and Platinum Underwriters Reinsurance, Inc. (“Platinum US”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of the following seven members, each of whom was elected as a director in April 2006 at the Company’s 2006 Annual General Meeting of Shareholders: Steven H. Newman, Michael D. Price, H. Furlong Baldwin, Jonathan F. Bank, Dan R. Carmichael, Robert V. Deutsch and Peter T. Pruitt. The terms of office of each of the current directors will expire at the Annual Meeting. Each of the current directors has been nominated by the Board for reelection as a director at the Annual Meeting to serve until the Company’s 2008 Annual General Meeting of Shareholders.

The Board increased the authorized number of directors of the Company from eight to nine in February 2007. Prior to increasing the size of the Board, there was a vacancy on the Board because Gregory E.A. Morrison, the Company’s former Vice Chairman and a director, did not stand for re-election at the Company’s 2006 Annual General Meeting of Shareholders. At the recommendation of the Governance Committee, the Board has nominated A. John Hass and Edmund R. Megna for election as directors at the Annual Meeting to serve until the Company’s 2008 Annual General Meeting of Shareholders. Mr. Hass was recommended to the Governance Committee by Mr. Price, the Company’s Chief Executive Officer. Mr. Megna was recommended to the Governance Committee by Mr. Carmichael, the Chairman of the Governance Committee. If elected, Mr. Hass will be appointed to the Compensation and Audit Committees and Mr. Megna will be appointed to the Compensation and Governance Committees.

The Board has no reason to believe that any of its nine nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

Steven H. Newman Age: 63 Director since 2002 Chairman of the Board and Chairman of the Executive Committee	Mr. Newman has been Chairman of the Board since June 2002 and a consultant to Platinum US since March 2002. Mr. Newman was Chairman of the Board of Directors of the reinsurance underwriting segment (“St. Paul Re”) of The St. Paul Travelers Companies, Inc., formerly The St. Paul Companies, Inc., from March 2002 until he became Chairman of the Company. Mr. Newman served as an Advisory Director of HCC Insurance Holdings, Inc. from November 2000 to August 2002.

Michael D. Price Age: 40 Director since 2005 Member of the Executive Committee	Mr. Price has been President and Chief Executive Officer of the Company since October 2005. Mr. Price was Chief Operating Officer of the Company from August 2005 until October 2005 and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of St. Paul Re from June 2002 until November 2002. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd. specializing in aerospace insurance.

H. Furlong Baldwin Age: 75 Director since 2002 Chairman of the Audit Committee and member of the Governance Committee	Mr. Baldwin was Chairman of Mercantile Bankshares Corporation, a bank holding company, from March 2001 until his retirement in March 2003. Prior thereto, Mr. Baldwin was Chairman and Chief Executive Officer of Mercantile Bankshares Corporation. Mr. Baldwin is the Chairman of the Board of Directors of Nasdaq Stock Market, Inc. and a Director of W.R. Grace & Company and Allegheny Energy, Inc.

Jonathan F. Bank Age: 63 Director since 2002 Member of the Compensation, Audit and Governance Committees	Mr. Bank has been Of Counsel to Lord, Bissell & Brook LLP, a law firm, since May 2004. Prior thereto, he was Senior Vice President of Tawa Associates Ltd., which is engaged in the acquisition, restructuring and management of property and casualty companies in run-off.

Dan R. Carmichael Age: 62 Director since 2002 Chairman of the Governance Committee and member of the Audit Committee	Mr. Carmichael has been President, Chief Executive Officer and a Director of Ohio Casualty Corporation, an insurance holding company, since December 2000. Mr. Carmichael is a Director of Alleghany Corporation.

Robert V. Deutsch Age: 47 Director since 2005 Member of the Audit, Compensation and Executive Committees	Mr. Deutsch has been Chief Executive Officer and a Director of Ironshore Insurance, Ltd., a privately held insurance company, since January 2007. Mr. Deutsch has also been the President and a Director of Ironshore, Inc., an insurance holding company and the parent company of Ironshore Insurance, Ltd., since December 2006. From October 2004 until December 2006, Mr. Deutsch was a consultant. From September 1999 until October 2004, Mr. Deutsch was Executive Vice President and Chief Financial Officer of CNA Financial Corporation, an insurance holding company. Mr. Deutsch is a Director of Chaucer Holdings PLC.

A. John Hass Age: 41 Nominee	Mr. Hass has been Co-Chief Executive Officer of OptionsHouse, Inc., a brokerage company, since October 2006. Prior thereto, Mr. Hass was employed at Goldman Sachs & Co., a financial services company, since 1988, most recently serving as a Managing Director in the Investment Banking Division.

Edmund R. Megna Age: 60 Nominee	Mr. Megna has been Vice Chairman of Guy Carpenter & Co., Inc., the reinsurance intermediary division of Marsh & McLennan Companies, Inc., since November 2002. Mr. Megna has held a variety of positions at Guy Carpenter & Co., Inc. since 1975, including serving as President from March 1999 until November 2002. Mr. Megna will be retiring from Guy Carpenter & Co., Inc. on April 14, 2007.

Peter T. Pruitt Age: 74 Director since 2002 Chairman of the Compensation Committee and member of the Audit Committee	Mr. Pruitt was Chairman of Willis Re Inc., a reinsurance intermediary, from June 1995 until his retirement in December 2001.

Board of Directors and Committees

The Board maintains four standing committees: the Audit, the Compensation, the Governance and the Executive Committees. During 2006, the Board met five times, the Audit Committee met four times, the Compensation Committee met three times and the Governance Committee met twice. The Executive Committee did not meet in 2006. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the Committees of the Board on which he served that were held in 2006.

Board members are encouraged to attend the Company’s Annual General Meetings of Shareholders. All directors attended the Company’s 2006 Annual General Meeting of Shareholders.

Each of the Audit, Compensation, Governance and Executive Committees operates pursuant to a charter. Each of these charters is posted on the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by clicking on “Corporate Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Independence of Directors

New York Stock Exchange (“NYSE”) listing standards require the Company to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that Messrs. Baldwin, Bank, Carmichael, Deutsch and Pruitt, constituting a majority of the Board, have no material relationship with the Company other than in their capacities as members of the Board and committees thereof, and thus are independent directors of the Company. In addition, the Board has determined that Messrs. Hass and Megna have no material relationship with the Company and would be independent directors of the Company if elected to the Board. Messrs. Baldwin, Bank, Deutsch and Pruitt do not have any relationship with the Company other than as a director and member of committees of the Board and Mr. Hass currently has no relationship with the Company.

Mr. Carmichael is the President, Chief Executive Officer and a director of Ohio Casualty Corporation (“Ohio Casualty”). During 2006, the Company provided reinsurance coverage to subsidiaries of Ohio Casualty resulting in premiums to the Company of approximately $389,063, representing less than .03% of the Company’s consolidated total revenue for 2006. Mr. Carmichael was not involved in the establishment of these reinsurance contracts and received no special benefits from them. Ohio Casualty is not expected to generate any premiums to the Company in 2007. Based on the foregoing, the Board has determined that Mr. Carmichael has no material relationship with the Company.

Mr. Megna is the Vice Chairman of Guy Carpenter & Co., Inc. (“Guy Carpenter”), the reinsurance intermediary division of Marsh & McLennan Companies, Inc. Guy Carpenter provides reinsurance brokerage services to several of the Company’s ceding company clients. Mr. Megna will retire from Guy Carpenter on April 14, 2007, prior to the Annual Meeting. Based on the foregoing, the Board has determined that Mr. Megna has no material relationship with the Company.

Audit Committee

The Audit Committee presently consists of Messrs. Baldwin (Chairman), Bank, Carmichael, Deutsch and Pruitt. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”), and that Mr. Hass would be independent as defined in the NYSE listing standards and would meet the NYSE standards of financial literacy and accounting or related financial management expertise if elected at the Annual Meeting and appointed to the Audit Committee as planned.

The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•	engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of the Company’s independent registered public accounting firm;

•	oversee the compensation, activities and performance of the Company’s internal audit function and review the quality and adequacy of the Company’s internal controls and internal auditing procedures;

•	periodically review with management and the independent registered public accounting firm the Company’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company’s financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on the Company’s financial statements;

•	discuss with management the Company’s guidelines and policies with respect to corporate risk assessment and risk management;

•	discuss with management each of the earnings press releases and earnings guidance provided to analysts and rating agencies;

•	review with management and the independent registered public accounting firm the financial statements to be included in the quarterly and annual reports of the Company, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in the annual reports of the Company;

•	approve a code of ethics, as required by SEC rules, for senior financial officers and such other employees and agents of the Company as it determines;

•	establish procedures for the handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and assess the adequacy of the Audit Committee charter.

Compensation Committee

The Compensation Committee presently consists of Messrs. Pruitt (Chairman), Bank and Deutsch. Following the Annual Meeting, Mr. Bank will be appointed as the Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards. The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review the compensation policies and practices of the Company and its subsidiaries, including incentive compensation plans and equity plans, and make recommendations to the Board with respect thereto;

•	review the recommendations of the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries reporting directly to the Chief Executive Officer and of any consultants, agents and other persons to the extent that determinations with respect to their compensation are expressly delegated to the Committee, and make recommendations to the Board with respect thereto;

•	review a report from the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Committee deems appropriate, and report any such recommendations to the Board;

•	review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a recommendation to the Board with respect thereto;

•	grant all awards under and oversee the administration of the Company’s 2006 Share Incentive Plan and any other plans that provide for administration by the Compensation Committee; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

Compensation Process and Procedures

The Compensation Committee charter provisions set forth above outline the scope of authority of the Compensation Committee. The Compensation Committee has the sole authority to set the Chief Executive Officer’s compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Committee considers, among other things, the Company’s performance and shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies and awards given to the Company’s Chief Executive Officer in past years. With respect to compensation for the other executive officers of the Company, the Compensation Committee receives the recommendations of the Chief Executive Officer and in turn makes recommendations to the Board with respect thereto. In connection with his recommendations to the Compensation Committee, the Chief Executive Officer considers competitive compensation information and generally provides tally sheets for each of the executive officers to the Compensation Committee. In addition, proposed forms of equity award agreements or amendments to employment agreements are typically reviewed with the Compensation Committee. The Compensation Committee may request a report from its compensation consulting firm in support of such proposed compensation. The Board then makes compensation determinations for the executive officers taking into account the Compensation Committee’s recommendations.

Changes in director compensation are made at the recommendation of the Compensation Committee with full discussion and approval by the Board. The Compensation Committee recommends director compensation that is appropriate for a corporation of the complexity and size of the Company. As part of a director’s total compensation and to create a direct linkage with the Company’s performance, the Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the long-term appreciation of Common Shares.

Pursuant to its charter, the Compensation Committee may retain professional firms and outside experts to assist in the discharge of its duties. The Compensation Committee has the sole authority to retain, evaluate and replace the compensation consulting firm, including the sole authority to approve the firm’s fees and other retention terms. The Compensation Committee has retained Fredrick W. Cook & Co., a professional compensation consulting firm, to assist in its evaluation of director and executive officer compensation. The Compensation Committee approves the compensation consulting firm’s fees on an annual basis. The Compensation Committee selects the peer group of companies used by the compensation consulting firm and reviews with the compensation consulting firm the methodology employed by the compensation consulting firm in its reports to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Pruitt, Bank and Deutsch currently serve on the Compensation Committee of the Board. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee was, during 2006, an officer or an employee of the Company or is a former officer of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2006 fiscal year.

Governance Committee

The Governance Committee presently consists of Messrs. Carmichael (Chairman), Baldwin and Bank. The Board has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards. The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•	develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to the Company addressing, among other matters determined by the Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•	regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Committee determines to be appropriate;

•	annually evaluate the overall effectiveness of the Board and the Chief Executive Officer and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review periodically all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. The Governance Committee will consider recommendations from shareholders as to candidates to be nominated for election to the Board and will evaluate these shareholder recommendations using the same criteria described above. Any such recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at the Company’s principal executive offices.

The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee will consider various candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. In evaluating candidates, the Governance Committee will seek to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors.

The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics and Compliance Procedures. Copies of these documents are available at the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by clicking on “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Executive Committee

The Executive Committee presently consists of Messrs. Newman (Chairman), Deutsch and Price. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, subject to such limitations as are set forth in its charter or as may from time to time be established by resolution of the Board.

Executive Sessions

In accordance with the Company’s Corporate Governance Guidelines, separate executive sessions of non-management directors and independent directors are held after each Board meeting. Mr. Carmichael, as Chairman of the Governance Committee, presides at such sessions.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the General Counsel, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management directors or independent directors should be sent to the above address to the attention of the Chairman of the Governance Committee (as the independent director who presides at meetings of such directors), in care of the General Counsel. The General Counsel will ensure that all such communications remain confidential and are delivered to the appropriate Board member or members.

Director Compensation

The following information relates to compensation of each director who served on the Board in 2006, other than Mr. Price whose compensation as President and Chief Executive Officer of the Company is reflected in the Summary Compensation Table below.

2006 Director Compensation

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)(3)	(g)(4)	(h)

Jonathan F. Bank	62,500	89,626	14,508	—	166,634
H. Furlong Baldwin	60,000	87,126	14,508	—	161,634
Dan R. Carmichael	58,750	85,876	14,508	—	159,134
Robert V. Deutsch	55,313	82,438	75,005	—	212,756
Steven H. Newman	137,500	137,500	—	460,542	735,542
Peter T. Pruitt	60,000	87,126	14,508	—	161,634
Gregory E.A. Morrison	—	—	298,430	1,178,198	1,476,628

(1)	These amounts represent the cash portion of director fees earned with respect to 2006, except for Messrs. Bank and Carmichael, for whom these amounts represent the portion of director fees that each elected to receive in share units rather than in cash.

(2)	These amounts represent: (i) the dollar amount of the 2006 compensation cost of the share unit portion of director fees paid pursuant to the Share Unit Plan for Nonemployee Directors, and (ii) the dollar amount of the 2006 compensation cost of the annual share unit award made under the 2006 Share Incentive Plan, which amount was $27,126 for each of Messrs. Bank, Baldwin, Carmichael, Deutsch and Pruitt. The grant date fair value of each of the annual share unit awards computed in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”) was $40,000. The grant date fair value of the share unit portion of 2006 director fees computed in accordance with SFAS 123R was as follows: Mr. Bank: $125,000; Mr. Baldwin: $60,000; Mr. Carmichael: $117,500; Mr. Deutsch: $55,313;

Mr. Newman: $137,500; and Mr. Pruitt: $60,000. The number of Common Shares subject to outstanding stock awards held by each of the Company’s directors as of December 31, 2006 is as follows: Mr. Bank: 13,120; Mr. Baldwin: 7,678; Mr. Carmichael: 12,302; Mr. Deutsch: 4,082; Mr. Newman: 11,437; and Mr. Pruitt: 7,715. The assumptions made in the valuation of these stock awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the Form 10-K Report of the Company for the year ended December 31, 2006 (the “2006 Form 10-K Report”).

(3)	These amounts represent the dollar amount of the 2006 compensation cost of (i) for each of Messrs. Bank, Baldwin, Carmichael and Pruitt an option to purchase 5,000 Common Shares with an exercise price of $27.40 per Common Share received on the date of the 2005 Annual General Meeting of Shareholders, which option has a five-year term and became exercisable on the first anniversary of the date of grant; (ii) for Mr. Deutsch, an option to purchase 25,000 Common Shares with an exercise price of $27.40 per Common Share received by him upon his election to the Board at the 2005 Annual General Meeting of Shareholders held on April 26, 2005, which option has a ten-year term and is exercisable in three equal annual installments beginning on April 26, 2006; and (iii) for Mr. Morrison, an option to purchase 400,000 Common Shares with an exercise price of $26.00 per Common Share received on May 13, 2003, which was to vest in four equal annual installments beginning on May 13, 2004, subject to his continued employment with the Company. The third installment of Mr. Morrison’s option vested on May 13, 2006, and the fourth installment was forfeited upon termination of his employment. The number of Common Shares subject to outstanding options held by each of the Company’s directors as of December 31, 2006 is as follows: Mr. Bank: 40,000; Mr. Baldwin: 40,000; Mr. Carmichael: 40,000; Mr. Deutsch: 25,000; Mr. Newman: 975,000; and Mr. Pruitt: 40,000. The assumptions made in the valuation of these option awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the 2006 Form 10-K Report.

(4)	The amount for Mr. Newman represents (i) Platinum US consulting fees in the amount of $270,000; (ii) an allowance for office, secretarial and administration services in the amount of $75,000; (iii) the non-business use of the Company’s participation in a corporate jet program for 16.8 hours, at an incremental cost to the Company of $109,657; (iv) airline club dues in the amount of $1,050; (v) credit card fees in the amount of $395; and (vi) personal travel expenses in the amount of $4,440. Mr. Morrison served as a director and as Vice Chairman of the Company in 2006 until the Company’s 2006 Annual Meeting of Shareholders. The amount for Mr. Morrison represents (i) base salary in the amount of $259,849; (ii) a housing allowance in the amount of $111,290; (iii) a car allowance in the amount of $4,006; (iv) personal travel expenses in the amount of $3,053 and (v) a termination payment in the amount of $800,000.

Currently, each nonemployee director (other than Mr. Newman) receives an annual retainer of $75,000. In addition, the Chairman of the Audit Committee receives $20,000 per year, and each member of that committee receives $10,000 per year. The Chairmen of the Compensation and Governance Committees each receive $15,000 per year, and each member of the Compensation, Governance and Executive Committees who is not an employee of the Company (other than Mr. Newman) receives $7,500 per year. Each nonemployee director (other than Mr. Newman) also receives $2,500 for attendance at each meeting of the Board and of any committee of which he is a member.

Pursuant to the Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”), 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter are automatically converted into that number of share units equal to the number of Common Shares which could have been purchased with such fees, based upon the closing price of the Common Shares on the last day of the calendar quarter. In addition to the 50% mandatory conversion, each nonemployee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the start of the calendar year in which the fees are earned. As reflected in the table above, for 2006 Mr. Bank and Mr. Carmichael elected to have 100% of their fees converted into share units and the other nonemployee directors elected the standard 50% mandatory conversion of fees into share units. A nonemployee director will receive a distribution under the Share Unit Plan in respect of his share units upon the expiration of five calendar years following the year in which he was credited with such share units or upon termination of his service on the Board, if earlier, each such share unit valued at the closing price of one Common Share on the date of such expiration or termination. Any dividends paid on the Common Shares during the vesting period are credited to the directors as dividend equivalent rights that accumulate as cash. These dividend equivalent rights are subject to the same vesting requirements as the share units. Each distribution under the Share Unit Plan will be made, in the discretion of the Board, either in cash or Common Shares or a combination thereof. The Share Unit Plan provides that a total of 150,000 Common Shares may be issued thereunder.

Each nonemployee director (other than Mr. Newman) who is elected at an Annual General Meeting of Shareholders, receives on such date share units under the 2006 Share Incentive Plan equal to the number of Common Shares that could have been purchased with $40,000, based upon the closing price of the Common Shares on the business day immediately preceding the date of such grant. Each of the nonemployee directors (other than Mr. Newman) received 1,409 share units on the date of the Company’s 2006 Annual General Meeting of Shareholders. These share units will convert on a one-to-one basis into Common Shares on the date of the Annual Meeting provided that the director continues to serve on the Board through the date of conversion. Any dividends paid on the Common Shares during the vesting period are credited to the directors as dividend equivalent rights that accumulate as cash. The dividend equivalent rights are subject to the same vesting requirements as the share units.

On October 27, 2005, the Company amended and restated its letter agreement with Mr. Newman dated March 1, 2002, as amended on June 14, 2002, pursuant to which Mr. Newman agreed to continue to serve as Chairman of the Board (the “Amended Newman Agreement”). The term of the Amended Newman Agreement commenced on November 1, 2005 and shall end on November 1, 2007 (which date may be automatically extended from year to year, unless written notice is provided by the Company or Mr. Newman, at least six months prior to the end of the term, that the term shall not be extended). Pursuant to the Amended Newman Agreement, the Company shall use its best reasonable efforts to nominate Mr. Newman for election to the Board at each Annual General Meeting of Shareholders held during the term of the Amended Newman Agreement and to cause Mr. Newman to be appointed Chairman of the Board. The Amended Newman Agreement provides that Mr. Newman, as Chairman of the Board, shall be entitled to receive an annual fee of $275,000 payable in equal quarterly installments and that the Company shall indemnify Mr. Newman and make permitted advances to him, to the fullest extent permitted by law, if he is made or threatened to be made a party to a proceeding by reason of his being or having been a director of the Company or any of its subsidiaries or affiliates or his having served any other enterprise as a director at the request of the Company. Mr. Newman is also entitled to benefit from any directors and officers insurance coverage maintained by the Company for the benefit of its directors and officers to the same extent as the officers and other directors of the Company so benefit.

On October 27, 2005, Platinum US amended and restated its consulting agreement dated March 1, 2002, as amended on March 12, 2004 and April 27, 2005, with Mr. Newman and SHN Enterprises, Inc. (“SHN”), a company established by Mr. Newman of which Mr. Newman is the sole shareholder (the “Amended Consulting Agreement”). The term of SHN’s consulting services under the Amended Consulting Agreement commenced on November 1, 2005 and shall end on November 1, 2007 (which date may be automatically extended from year to year, unless written notice is provided by Platinum US or SHN, at least six months prior to the end of the term, that the term shall not be extended). Pursuant to the Amended Consulting Agreement, SHN is engaged as a consultant on a part-time basis to Platinum US and performs services as are reasonably requested by Platinum US, including assisting with the development of the reinsurance business of Platinum US. Unless otherwise agreed to by Platinum US, services to be performed by SHN under the Amended Consulting Agreement will be provided by Mr. Newman. The Amended Consulting Agreement provides SHN with a consulting fee at the annual rate of $270,000 and an allowance for office, secretarial and administrative services at the annual rate of $75,000. The Amended Consulting Agreement also provides SHN with twenty hours per year of non-business use of a corporate jet chartered or leased by Platinum US or the Company. Any unused hours may be carried forward to any successive year of the term of the Amended Consulting Agreement and also may be used following any termination of the Amended Consulting Agreement. If the Amended Consulting Agreement is terminated by Platinum US for “cause” (as defined therein), SHN will receive no further payments or benefits under the Amended Consulting Agreement other than amounts accrued prior to termination. Pursuant to the Amended Consulting Agreement, during the time Mr. Newman serves as a consultant and for fifteen months thereafter, Mr. Newman is not permitted to be employed by, or to own, manage, operate or control, any entity which is primarily engaged in the reinsurance business, except that Mr. Newman is not prohibited from owning less than 5% of any publicly traded corporation. In addition, the Amended Consulting Agreement provides that during the time Mr. Newman serves as a consultant and for two years thereafter, he may not solicit any senior executive of the Company or Platinum US who served as such at the time of the termination of the Amended Consulting Agreement. Mr. Newman would not be bound by either of these provisions if he is terminated without cause unless he receives a payment of $350,000 from Platinum US. The Amended Consulting Agreement also provides that SHN and Mr. Newman are subject to confidentiality provisions.

Mr. Morrison entered into an agreement with the Company dated February 26, 2006, which amended and restated an agreement dated June 20, 2003, as amended on January 7, 2004 and October 27, 2005 (the “Amended Morrison Agreement”), which provided that Mr. Morrison would be employed as Vice Chairman of the Company and would continue to serve as a member of the Board until the 2006 Annual General Meeting of Shareholders. The term of Mr. Morrison’s employment under the Amended Morrison Agreement commenced on February 26, 2006 and ended on May 14, 2006. Pursuant to the Amended Morrison Agreement, Mr. Morrison received base salary at the rate of $700,000 per year and was entitled to certain housing and automobile allowances. In addition, after his termination of employment, he received a termination payment of $800,000 in cash following his execution of a release of claims.

Transactions with Related Persons

Steven H. Newman, the Chairman of the Board, is party to the Amended Consulting Agreement with Platinum US and SHN, a company established by Mr. Newman of which Mr. Newman is the sole shareholder. The Amended Consulting Agreement is described above under the heading “Director Compensation.”

Our Code of Business Conduct and Ethics, which is in writing and which was recommended by the Audit Committee and approved by the Board, provides that our employees must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by any employee are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company, or by actual or potential personal benefit or gain. Although the Code of Business Conduct and Ethics states that it is not possible to describe every conceivable conflict of interest, such situations include an employee doing business with family members, having a financial interest in, or borrowing from, another company with which the Company does business, taking a second job, managing his or her own business and serving as a director of another business.

Any time that an employee believes that a conflict of interest may exist, it must be reported to and approved by that employee’s compliance officer and, if approved, must be specifically documented. A conflict of interest that involves an officer who is a Senior Vice President or above or its equivalent, including all of our named executive officers, must be approved by the Board.

The Code of Business Conduct and Ethics provides that non-employee directors may not have significant financial interests in or be affiliates of an entity with which the Company does business or proposes to do business unless the director:

(i) discloses any such relationship promptly after the director becomes aware of it,

(ii) removes himself or herself from any activity of the Board that directly impacts the relationship between the Company and any such entity with respect to which the director has a significant financial interest or is an affiliate, and

(iii) obtains prior approval of the Board for any transaction of which the director is aware between the Company and any such entity that is not in the ordinary course of the Company’s business; transactions in the ordinary course shall be disclosed by the director to the Board as soon as practicable.

Further, our Corporate Governance Guidelines, which are in writing and which were recommended by the Governance Committee and approved by the Board, provide that, except as authorized by the Board, no director shall have a direct economic relationship with the Company (other than fees for services as a member of the Board or any committee thereof). Pursuant to the Guidelines, the Board reviewed and approved the Amended Consulting Agreement among Platinum US, Mr. Newman and SHN described above.

Share Ownership Guidelines

The Company has adopted share ownership guidelines intended to align the interests of the Company’s nonemployee directors, Chief Executive Officer and the executive officers reporting directly to the Chief Executive Officer, with shareholders by requiring such persons to retain a portion of Common Shares of the Company received as incentive compensation. Under the guidelines, the level of required share ownership for nonemployee directors is 10,000 Common Shares and the level of required share ownership for executive officers ranges from a minimum of 30,000 Common Shares to a maximum of 100,000 Common Shares for the Chief Executive Officer. The Board may adjust the levels from time to time. Until the nonemployee directors, Chief Executive Officer and the other executive officers meet their ownership requirements, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least 75%, 75% and 50%, respectively, of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of share units. Common Shares owned outright, including Common Shares held in street name accounts, jointly with spouse, or in a trust for the benefit of the executive officer, are counted toward fulfilling the share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested share units are not counted toward fulfilling this requirement.

Information Concerning Executive Officers

Set forth below is biographical and other information regarding the Company’s executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 40 President and Chief Executive Officer	Mr. Price has been President and Chief Executive Officer of the Company since October 2005. Mr. Price was Chief Operating Officer of the Company from August 2005 until October 2005 and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of St. Paul Re from June 2002 until November 2002. Prior thereto, Mr. Price served as Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd. specializing in aerospace insurance.

Joseph F. Fisher Age: 51 Executive Vice President and Chief Financial Officer	Mr. Fisher has been Executive Vice President and Chief Financial Officer of the Company since July 2004. Mr. Fisher was Chief Financial Officer of the U.S. operations of Royal & SunAlliance Insurance Group PLC, an insurance company, from December 1995 until June 2004.

James A. Krantz Age: 46 Senior Vice President and Chief Accounting Officer	Mr. Krantz has been Senior Vice President and Chief Accounting Officer of the Company since August 2006. Mr. Krantz was Senior Vice President, Chief Financial Officer and Treasurer of Platinum US from March 2003 until August 2006. Prior thereto, Mr. Krantz was Vice President — Finance of Underwriters Reinsurance Company (“URC”), a reinsurance company, and Vice President and Chief Financial Officer of various insurance company subsidiaries of URC.

Kenneth A. Kurtzman Age: 39 Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc.	Mr. Kurtzman has been Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc. since March 2006. Prior thereto, Mr. Kurtzman was head of Casualty Underwriting at Swiss Re Underwriters Agency, Inc., a reinsurance broker division of Swiss Reinsurance Company, from July 2004 until March 2006. Mr. Kurtzman was head of group-wide Property and Casualty Risk Management at Swiss Reinsurance Company from October 2002 to July 2004. Prior thereto, Mr. Kurtzman was Senior Vice President and Chief Pricing Officer of Swiss Re Underwriters Agency, Inc.

Michael E. Lombardozzi Age: 45 Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	Mr. Lombardozzi has been Executive Vice President and General Counsel of the Company since September 2002 and Chief Administrative Officer of the Company since August 2005. Mr. Lombardozzi has also served as the Company’s Secretary since November 2002. Mr. Lombardozzi was Executive Vice President and General Counsel of St. Paul Re from August 2002 until November 2002. Prior thereto, Mr. Lombardozzi was Senior Vice President — Planning and Operations of W.R. Berkley Corporation, an insurance holding company, from December 2001 to July 2002.

H. Elizabeth Mitchell Age: 45 President of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005. Ms. Mitchell was Executive Vice President of Platinum US from November 2002 until August 2005 and Chief Operating Officer of Platinum US from September 2003 until August 2005. Prior thereto, she was Executive Vice President — North American Casualty of St. Paul Re, where she worked for nine years.

Robert S. Porter Age: 42 Chief Executive Officer of Platinum Bermuda	Mr. Porter has been Chief Executive Officer of Platinum Bermuda since March 2006. Mr. Porter was Chief Executive Officer of Platinum Re (UK) Limited from June 2003 until March 2006. From November 2002 until June 2003, Mr. Porter was a Senior Vice President of Platinum US. Prior thereto, he was a Senior Vice President of St. Paul Re, where he worked for thirteen years.

Neal J. Schmidt Age: 50 Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc.	Mr. Schmidt has been Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc. since January 2005 and was Executive Vice President and Chief Actuary of Platinum US from November 2002 until December 2004. Prior thereto, he was Executive Vice President and Chief Actuary of St. Paul Re, where he worked for sixteen years.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Our Compensation Program

Our business goal is to achieve attractive long-term returns for our shareholders, while establishing the Company as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance. We pursue this goal through a number of strategies:

•	We operate as a multi-class reinsurer, offering a broad range of reinsurance coverage to our ceding company clients. In support of this strategy, our business plan contemplates a mix of property and casualty underwriting. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital. Although our property reinsurance business can be very profitable in periods when there are few catastrophic events, it is also subject to large losses if catastrophes are frequent or severe. Our casualty reinsurance business is typically less volatile, providing steadier earnings from year to year and moderating the volatility of our property business. However, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims, requiring a longer term perspective on the part of our management for this aspect of our business.

•	We seek to operate from a position of financial strength. In support of this strategy, our business plan contemplates maintaining a financial strength rating of “A” (Excellent) from A.M. Best. Financial strength ratings are used by ceding companies as an important means of assessing the quality of reinsurers. Our capital base has been maintained at a level that supports an “A” (Excellent) rating. We believe our rating, which indicates A.M. Best’s opinion that we have an excellent ability to meet our ongoing obligations to ceding company clients, allows us to compete for a broader array of business.

•	We exercise disciplined underwriting and risk management, emphasizing profitability rather than premium volume or market share. The property and casualty reinsurance business historically has been a cyclical industry, characterized by periods of intense price competition due to excessive underwriting capacity and well as periods when shortages of capacity permitted favorable pricing. Our strategy of emphasizing profitability requires us to focus on business that meets our risk selection and pricing criteria, rather than writing business simply to meet production levels.

Our executive compensation program provides for compensation to our senior executives, including Messrs. Price, Fisher, Lombardozzi and Porter and Ms. Mitchell, who comprise our named executive officers for purposes of this proxy statement.

The principal elements of our executive compensation program are base salary, annual incentive awards under the Annual Incentive Plan, long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan, each comprising roughly a quarter of the target compensation package. Our executive compensation program is designed to motivate our named executive officers to achieve both short-term and long-term financial results consistent with the strategies supporting our business objective. Accordingly, our program is significantly weighted towards performance-based compensation, and provides our named executive officers with an opportunity to ultimately earn total annual compensation equal to three to four times their base salaries if financial targets are met.

The principal financial performance measures that we use in our compensation program are our return on common shareholders’ equity and the Company’s share price. The focus on share price provides a direct link to our business goal of achieving attractive long-term returns for our shareholders. In addition, we believe that sustained returns on equity contribute to share appreciation over time. Both our Annual Incentive Plan and our Executive Incentive Plan, which comprise roughly half of the compensation package for our named executive officers, employ return on equity as the measure of corporate performance. All of our long-term incentive awards and typically a portion of the Annual Incentive Plan awards, which together comprise more than half of the compensation package for our named executive officers, are settled in Common Shares. These measures are described in more detail below under “Performance Measures.”

Our compensation program is also designed to retain highly qualified personnel. We promote the retention of our named executive officers by offering a level of compensation that we believe is competitive in the reinsurance industry and delayed vesting of the long-term incentive awards. These features are described below under “Retention.”

Performance Measures

Return on Equity

Both our Annual Incentive Plan and our Executive Incentive Plan employ return on equity as the measure of financial performance. We believe this measure, which takes into account both our net income and capital used to produce that net income, is an important measure of our profitability. Since premium volume and market share are not objectives of our business plan, none of our compensation programs utilizes revenue as a measure of corporate performance.

For each of the Annual Incentive Plan and the Executive Incentive Plan, return on equity is determined by dividing our net income or loss attributable to holders of our Common Shares by shareholders’ equity, less the par value and capital attributable to the preferred shares. In February 2007 the Board, upon the recommendation of the Compensation Committee, amended the definition of return on equity in each plan, effective for awards in respect of 2006 and future years, to provide for the calculation to be done on an annual basis, based on shareholders’ equity at the beginning of the year. Thus, for the Annual Incentive Plan there is one calculation for the year, and for the Executive Incentive Plan, one calculation will be done for each of the three years in a performance cycle, which amounts will then be added together and divided by three. Prior to this action by the Board, the calculation of return on equity was on a quarterly basis in both plans, which would have inadvertently resulted in a compounding of shareholders’ equity over the year.

Our compensation plans specify a return on equity of 12% to 15% to achieve payouts at target levels. We believe that such returns over the long term would be attractive to investors.

The bonus pool under the Annual Incentive Plan in respect of 2006 funds at 100% of the sum of all participants’ target bonuses at a target return on equity for 2006 of 12% to 15%, with a range of funding from 50% of such sum (for return on equity of 4%) to 200% of such sum (for return on equity of 20% or more), the amounts below and above the target each determined through straight-line interpolation. The bonus pool available to our named executive officers does not fund if return on equity is below 4%. The long-term incentive awards made under the Executive Incentive Plan in 2006 for the 2006-2008 performance cycle provide for a payout at 100% if the Company achieves an average return on equity for the three-year period of 12%, with a range of payout from 0% (for return on equity of less than 6%) to 200% (for a return on equity of 18% or more), determined through straight-line interpolation.

Share Price

Share price is a significant performance-based element of our compensation program. In addition, our compensation program is designed to result in the accumulation of Common Shares by our named executive officers in order to align their interests with our other shareholders. Change in share price directly impacts the value of equity-based compensation. The awards under our Annual Incentive Plan are typically settled in part in Common Shares. All of the long-term equity incentives granted under our 2006 Share Incentive Plan and our Executive Incentive Plan are settled in Common Shares. In addition to settling a significant portion of our incentives in the form of Common Shares, we encourage our named executive officers to attain a meaningful level of ownership of our Common Shares through share ownership guidelines. We believe the combination of share-based compensation and share ownership guidelines motivate our named executive officers to focus on increasing the market value of our Common Shares.

Our Annual Incentive Plan provides that the payment of annual bonuses may be made in cash, share units or a combination of cash and share units, in the discretion of the Compensation Committee. We typically pay a portion of the annual bonuses to our named executive officers in share units. The number of share units is determined by dividing the dollar amount of the portion of the bonus to be paid in share units by the fair market value of the Common Shares on the date of payment of the bonus. The share units then convert on a one-to-one basis into Common Shares six months after the date of payment.

We grant long-term equity incentives in the form of restricted shares, share units that convert into Common Shares and options to purchase Common Shares under our 2006 Share Incentive Plan.

Our Executive Incentive Plan provides for an award of share units that are settled after a three-year performance cycle in cash, Common Shares or a combination of cash and Common Shares, in the discretion of the Compensation Committee. The number of share units is determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. The Compensation Committee has determined that any settlement of an award of share units under our Executive Incentive Plan will be made entirely in Common Shares.

We encourage our named executive officers to accumulate and thereafter maintain specified levels of share ownership. Those specified levels are 100,000 Common Shares for Mr. Price, 50,000 Common Shares for Mr. Lombardozzi, and 30,000 Common Shares for each of the other named executive officers. These amounts were determined based on compensation levels. The share ownership levels of 100,000, 50,000 and 30,000 Common Shares would represent an investment in the Company of about $3.2 million, $1.6 million and $960,000, respectively, based on the closing market price of $31.87 per Common Share on March 1, 2007. Common Shares owned outright, including Common Shares held in street name accounts, jointly with a spouse, or in a trust for the benefit of the named executive officer, are counted toward fulfilling the share ownership levels. Common Shares that are subject to unexercised options, unvested restricted shares and unvested share units are not counted.

Until the share ownership guidelines are met, Mr. Price and the other named executive officers are expected to retain Common Shares with a fair market value on the date of exercise or vesting equal to at least 75% and 50%, respectively, of the after-tax value upon the vesting of restricted shares and share units or the after-tax gain from the exercise of options. Once the level of specified share ownership is attained, the named executive officer is expected to maintain that level until termination of employment unless the Chairman of the Compensation Committee waives compliance with the specified share ownership level. The Company prohibits executive officers and directors from hedging the economic risk of their share ownership.

These share ownership guidelines are designed to promote a long-term focus on enhancing shareholder value by our named executive officers. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our named executive officers with the interests of our shareholders, which furthers our goal to provide attractive long-term returns for our shareholders. The Board may adjust the share ownership guidelines from time to time as it deems appropriate.

Retention

We seek to employ senior executives having substantial experience and expertise in their fields, and who will maintain a high level of commitment to our business goal. The retention of such executives is an important objective of our compensation program, particularly in light of the significant number of publicly and privately financed start-ups in the reinsurance industry in the wake of large hurricane losses in 2005 and the associated competition for talented reinsurance professionals, especially in Bermuda. Our retention strategies are discussed below.

Competitive Market Practices

With the assistance of its compensation consultant, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of our compensation structure. The Compensation Committee evaluates base salary and incentive compensation awards for named executive officers using the latest available market data compiled by its compensation consultant. This market data is derived from other publicly traded companies in the reinsurance industry with which we compete for business and talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have executive officer positions that compare to ours.

In 2006, we considered compensation information for a group of ten Bermuda-based public companies. Although none of the ten companies fits our profile exactly, they share similar characteristics such as location, public nature and certain elements of their business. Each company has reinsurance as at least a substantial component of its business. Those companies are Arch Capital Group Ltd., Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Max Re Capital Ltd., Montpelier Re Holdings Ltd., Odyssey Re Holdings Corp., PartnerRe Ltd., RenaissanceRe Holdings Ltd. and Transatlantic Holdings, Inc. Our compensation consultant compiled compensation information for the five highest paid executive officers at each of those companies for 2004 (which was the latest information available at the time of the February 2006 Compensation Committee meeting at which 2006 compensation was considered), and used that information to derive various levels of compensation, against which we compared the base salaries, annual incentives and long-term incentives of our named executive officers for 2006. The results of this exercise are discussed below under “Elements of Compensation.”

Delayed Vesting of Annual Incentives

We typically pay 50% of the annual bonus payable to Messrs. Price and Lombardozzi, and 25% of the target annual bonus plus 50% of any amount of the annual bonus in excess of target payable to each of the other named executive officers, in the form of share units that convert on a one-to-one basis into Common Shares six months after the date of payment provided that the named executive officer remains in our employ on that date. These percentages were determined based on compensation levels. We believe that this provides a substantial short-term retention benefit. Any dividends paid on the Common Shares during the vesting period are credited to the named executive officers as dividend equivalent rights that accumulate as cash. These dividend equivalent rights are subject to the same vesting requirements as the share units. The conversion of share units into Common Shares may be accelerated under limited circumstances as discussed below under “Acceleration Events.”

Delayed Vesting of Long-Term Incentives

Awards granted under our 2006 Share Incentive Plan have been in the form of restricted shares, share units that convert into Common Shares and options to purchase Common Shares. All of these awards vest over a period of time. For example, annual awards under our 2006 Share Incentive Plan have been made half in share units, which convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant, and half in options, which become exercisable in equal annual installments on the first four anniversaries of the date of grant, in each case generally conditioned on the continued employment of the recipient on each installment date.

Awards granted under our Executive Incentive Plan in 2006 are settled after completion of a three-year performance cycle. In general, settlement is conditioned upon the continued employment of the participant throughout the three-year performance cycle.

The vesting of awards under the 2006 Share Incentive Plan and the Executive Incentive Plan may be accelerated under limited circumstances as discussed below under “Acceleration Events.”

Elements of Compensation

The principal elements of executive compensation are base salary, annual incentive awards under the Annual Incentive Plan, long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan. These elements, as well as perquisites and other compensation, are reviewed by the Compensation Committee on an annual basis at a meeting generally held in February of each year. Pursuant to the charter of the Compensation Committee, the Compensation Committee determines the Chief Executive Officer’s compensation after consultation with each of the directors on the Board, and reviews the recommendations of the Chief Executive Officer concerning the compensation of the other named executive officers and makes recommendations to the Board with respect thereto. The elements of compensation are discussed below.

Base Salary

The Compensation Committee annually reviews and determines the base salary of the Chief Executive Officer and reviews and makes recommendations to the Board with respect to the base salaries of the other named executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities and competitive considerations. Otherwise, we do not expect to make annual increases in the base salaries of our named executive officers, preferring instead to focus on the performance-related elements of our compensation program.

In 2006, Mr. Fisher’s base salary was increased as a result of competitive considerations, and Mr. Porter’s base salary was increased due to his promotion to Chief Executive Officer of our Bermuda operating subsidiary. The base salaries of the other named executive officers were increased upon their promotions to their current positions in 2005; no adjustments in their base salaries were made in 2006.

Awards granted to our named executive officers under each of the Annual Incentive Plan, the 2006 Share Incentive Plan and the Executive Incentive Plan, as discussed below, are based on a specified percentage of base salary, and thus any adjustments in base salary would generally result in corresponding adjustments in the value of future awards under those plans.

Annual Incentive Plan

Our Annual Incentive Plan is structured to reward our named executive officers based on short-term corporate performance, subject to adjustment in the discretion of the Compensation Committee based on individual performance. The importance of corporate performance in the context of annual incentive awards is evidenced by the fact that no bonuses were paid to our named executive officers in respect of 2005. In 2005, the Company failed to meet the minimum threshold of corporate performance due to unusually high catastrophe losses resulting from hurricane activity in that year. The Compensation Committee established return on equity as the corporate performance measure under the Annual Incentive Plan for the year 2006.

The Annual Incentive Plan provides for the determination of an aggregate bonus pool in respect of the prior year equal to the sum of all participants’ target bonuses, which is a percentage of the participants’ base salaries, multiplied by the performance bonus multiplier that applies based on return on equity for the year. In February 2006, the Compensation Committee determined that the 2006 target bonuses for each of our named executive officers would be 100% of his or her base salary earned in 2006. The Compensation Committee also determined that the performance bonus multiplier for 2006 would be 100% if return on equity was between 12% and 15%. The performance bonus multiplier would be 50% to 100% if return on equity was between 4% and 12%, and 100% to 200% if return on equity was between 15% and 20% or more, in each case determined through straight-line interpolation. For 2006, return on equity was in excess of 20%, and thus the performance bonus multiplier for the year was 200%.

The actual annual incentives payable to our named executive officers out of the bonus pool are determined in the discretion of the Compensation Committee and reflect the individual performance of the named executive officers. The Compensation Committee established individual objectives for the Chief Executive Officer for 2006 which included expanding the scale and scope of our Bermuda operating subsidiary, fostering greater teamwork within our executive group and improving the group’s accountability by instituting an entity reporting structure, recruiting a chief risk officer, reducing our net catastrophe risk through selective underwriting actions and the purchase of retrocession coverage, and obtaining third-party actuarial review of our loss reserves. In February 2007, the Compensation Committee determined that Mr. Price met these individual objectives. Mr. Price’s annual incentive for 2006 was determined to be $1,500,000, which equals 100% of his base salary of $750,000, multiplied by the performance bonus multiplier of 200%.

The Chief Executive Officer made a recommendation to the Compensation Committee that each of the other named executive officers receive an annual incentive for 2006 of 100% of his or her base salary multiplied by the performance bonus multiplier of 200%. The Chief Executive Officer’s recommendation reflects his assessment of the named executive officer’s individual performance. In February 2007, the Compensation Committee determined to accept the Chief Executive Officer’s recommendation. The actual amounts of the annual incentives received by the named executive officers in respect of 2006 were awarded in February 2007.

As noted above, we typically pay the annual bonuses earned by our named executive officers under the Annual Incentive Plan in a combination of cash and share units that convert on a one-to-one basis into Common Shares six months after the date of payment. However, for 2006 the Compensation Committee determined to pay the annual bonuses for our named executive officers entirely in cash to comply with the Company’s equity award policy described below.

Long-Term Incentives

2006 Share Incentive Plan.  The 2006 Share Incentive Plan, which was approved by shareholders at our 2006 Annual General Meeting, provides that the Compensation Committee has authority to grant equity awards in the form of restricted shares, share units, options to purchase Common Shares and share appreciation rights. These equity awards, which vest over time, focus our named executive officers on improving our share price over the long term and provide a significant retention incentive.

In connection with our commencement of operations in 2002, substantial awards of options were granted to the executive officers who were then in our employ under a predecessor to the 2006 Share Incentive Plan. Larger equity awards covering more than one year have also been made in the form of restricted shares and/or options in connection with entering into a new or amended employment agreement. The amount of these larger equity awards is generally determined by multiplying the named executive officer’s base salary by the number of years in the initial term of employment under the new or amended employment agreement and then applying a discount factor to offset the benefit of receiving a multi-year award at the beginning of the employment term.

In connection with entering into a five-year employment agreement in 2004, Mr. Price received an award of 98,531 restricted shares which vest in equal installments on each of the first five anniversaries of the date of grant. This award had a value of $2.75 million as of the date of grant. In light of this award, no equity awards under the 2006 Share Incentive Plan were made to Mr. Price in 2005 or 2006.

In connection with entering into a three-year employment agreement and an increase in his responsibilities to include serving as Chief Administrative Officer in 2005, Mr. Lombardozzi received an equity award made half in the form of 18,428 restricted shares that vest in equal annual installments on each of the first three anniversaries of the date of grant and half in the form of options to purchase 69,105 Common Shares at an exercise price of $28.49 per Common Share which become exercisable in equal annual installments on the first three anniversaries of the date of grant. This number of options to purchase Common Shares was determined based on a Black-Scholes calculation that valued each restricted share at approximately 3.75 times one share option. In light of these awards, no equity award under the 2006 Share Incentive Plan was made to Mr. Lombardozzi in 2006.

In connection with commencing employment with us and entering into a three-year employment agreement in 2004, Mr. Fisher received options to purchase 100,000 Common Shares at $30.45 per Common Share which become exercisable in equal annual installments on the first four anniversaries of the date of grant. This award had a value of $931,000 as of the date of grant. In light of this award, no equity award under the 2006 Share Incentive Plan was made to Mr. Fisher in 2005. At the time of this award, it was intended that no equity award would be made to Mr. Fisher in 2006 as well as 2005. However, in light of internal pay equity considerations, the Compensation Committee determined to grant an annual equity award to Mr. Fisher in 2006, which is discussed below.

In connection with entering into a three-year employment agreement and his promotion to Chief Executive Officer of our Bermuda operating subsidiary in February 2006, Mr. Porter received an equity award valued at approximately $950,000 as of the date of the grant. This award was made half in the form of

15,534 restricted shares that vest in equal annual installments on the first three anniversaries of the date of grant and half in the form of options to purchase 58,253 Common Shares (based on the Black-Scholes calculation described above) at an exercise price of $30.58 per Common Share which become exercisable in equal annual installments on the first three anniversaries on the date of grant.

In 2005, we began a program of granting equity awards to our named executive officers with a value of up to 100% of base salary on an annual basis for those years not covered by the larger equity awards described above. These annual equity awards are made with half of the value in the form of share units and half of the value in the form of options. We believe that this allocation provides an incentive balanced between preserving the Company’s share price for that portion of the award with embedded value (share units) and increasing the share price in order to realize any value (options). The embedded value of share units also provides a more significant incentive to remain with the Company during the vesting period.

In general, the share units convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant, and the options become exercisable in equal annual installments on the first four anniversaries of the date of grant, based on the continued employment of the recipient on each installment date. Any dividends paid on the Common Shares during the vesting period are credited to the named executive officers as dividend equivalent rights that accumulate as cash. These dividend equivalent rights are subject to the same vesting requirements as the share units.

In February 2006, in light of internal pay equity considerations, Mr. Fisher received an annual equity award valued at approximately $425,000, or 100% of his base salary, half in the form of 6,949 share units and half in the form of options to purchase 26,059 Common Shares (based on the Black-Scholes calculation described above) at an exercise price of $30.58 per Common Share.

In February 2006, Ms. Mitchell received an annual equity award valued at approximately $425,000, or 100% of her base salary, half in the form of 6,949 share units and half in the form of options to purchase 26,059 Common Shares (based on the Black-Scholes calculation described above) at an exercise price of $30.58 per Common Share.

The 2006 Share Incentive Plan provides that equity awards may be granted by the Compensation Committee, by an officer of the Company pursuant to delegation of authority by the Compensation Committee and, for grants to nonemployee directors, by the Board. In order to provide uniformity among awards, and to establish certainty with respect to certain award terms, in October 2006 the Compensation Committee adopted an equity award policy that applies to all awards made under the 2006 Share Incentive Plan to nonemployee directors (other than formula grants, the timing of which is predetermined), executive officers and other employees. This policy is also used for equity awards made pursuant to our Annual Incentive Plan and Executive Incentive Plan.

The equity award policy provides that, in general, awards shall be granted to eligible persons once per year, at a meeting of the Compensation Committee (or, in the case of awards to nonemployee directors, the Board) held around the time of the public release of the Company’s year-end financial results in February. Awards may also be granted at other times if the Compensation Committee or the Board determines necessary under certain circumstances, such as for new hires and promotions, provided that the Date of Grant and Fair Market Value of any such awards shall be determined in accordance with the equity award policy, as described below.

The equity award policy provides that each award shall have a Date of Grant and Fair Market Value that are determined in a consistent manner. The Date of Grant of each award shall be at least two business days but no more than ten business days after our quarterly or annual release of earnings next succeeding the date on which the award is made, and the Fair Market Value, for purposes of determining the initial value of an award, including the exercise price of an award of options, is determined using the closing sales price of our Common Shares on the trading day immediately preceding the Date of Grant. Further, the policy provides that the Date of Grant of all awards shall fall within the Company’s “open window” periods for securities trading. This is designed to ensure that the value of each award, which is based on the market price of our Common Shares, is determined at a time when there is no material non-public information relating to the Company and when our most recent financial results have been released to the public, with the opportunity for those results to be disseminated to the market over at least one full business day and reflected in the market price of our Common Shares. We believe that this removes any concern that material non-public information could be a factor in the timing and consequent valuation of equity awards.

The equity award policy also documents the Compensation Committee’s delegation of authority to make awards. This delegation authorizes the Chief Executive Officer of the Company to grant awards to employees or prospective employees of the Company with the title of Vice President or below, provided that the maximum number of Common Shares that may be so granted in any calendar year shall not exceed 10,000 Common Shares to any one individual or 50,000 Common Shares to all such individuals. For purposes of these limitations, each common share that may be issued pursuant to an award of options shall be deemed to be one common share, and each common share that may be issued pursuant to an award of restricted shares or share units shall be deemed to be 2.67 Common Shares. The policy provides that the Chief Executive Officer may grant awards at any time that he determines to be necessary under the circumstances, provided that the Date of Grant and Fair Market Value of any such awards shall be determined as described above.

The equity award policy provides that once a Date of Grant has been specified for an award, it may not be changed. Also, promptly following the Date of Grant of an award, an award agreement, which shall identify the Date of Grant and the Fair Market Value, the vesting and the term, and any other relevant terms and conditions of the award, shall be prepared and signed by the Company and the recipient. These provisions are designed to avoid any ambiguity regarding the terms of an award.

Executive Incentive Plan.  Our compensation program includes as an important element a long-term incentive for our named executive officers which measures performance over a three-year period. Our Executive Incentive Plan focuses our named executive officers on profitability over a longer term than our Annual Incentive Plan, which is oriented toward single year results. We believe that a portion of the compensation earned by our named executive officers should be based upon the multi-year financial impact of their decisions. A longer term view is important for the success of our casualty business where, due to the greater time lag between the occurrence, reporting and payment of claims (as compared with property damage claims), results are not known for several years. We also believe that the Executive Incentive Plan provides a significant benefit in the retention of named executive officers over time. The Compensation Committee established average return on common shareholders’ equity as the performance measure under the Executive Incentive Plan for the 2006-2008 performance cycle.

The Executive Incentive Plan provides for awards of share units, determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. After the completion of the three-year performance cycle and determination of the average return on equity, the number of share units will be multiplied by the performance percentage that applies based on that average return on equity for the cycle. In February 2006, the Compensation Committee granted an award of share units to Mr. Price approximately equal to 100% of his base salary and awards of share units to the other named executive officers approximately equal to 75% of their base salaries, and determined that those share units will be multiplied by a performance percentage of 0% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation. The percentage for Mr. Price was higher because the Compensation Committee wanted to deliver a relatively higher percentage of Mr. Price’s compensation as a long-term performance-based award.

Although the Executive Incentive Plan provides that share units may be settled in cash, Common Shares or a combination of cash and Common Shares, we intend to settle the share units in Common Shares, by converting the share units into Common Shares on a one-to-one basis. In general, settlement is conditioned upon the continued employment of the participant at the time of settlement. The share units under the Executive Incentive Plan do not carry dividend equivalent rights.

Perquisites

Almost all of the perquisites that we pay to our named executive officers relate to the fact that our headquarters and one of our significant operating subsidiaries are located in Bermuda. All of our named executive officers except for Ms. Mitchell, who is the President of Platinum US, work in Bermuda and have relocated there from the United States or the United Kingdom. This relocation involved establishing a home in Bermuda, where the cost of living is higher than in the United States or the United Kingdom. We follow the practice of many Bermuda companies of providing allowances to executives who have relocated to Bermuda to compensate for these higher living expenses.

The principal perquisites for the named executive officers who have relocated to Bermuda consist of housing and automobile allowances. The amounts paid in respect of these allowances are driven primarily by market conditions in Bermuda and the income taxes that may be assessed on such allowances. These named executive officers received payments to cover relocation expenses when they moved to Bermuda. We also pay the membership fees associated with a club membership in Bermuda, which fees did not exceed $6,000 for any named executive officer in 2006. Finally, the employment agreements of certain of our named executive officers provide for our payment of the costs of airfare for a specified number of visits by them and their families to the United States.

In February 2006, the Compensation Committee approved the payment of $75,000 to Mr. Price to serve as reimbursement for legal expenses incurred by him in connection with a subpoena that he received in arbitration proceedings concerning a dispute between his prior employer and one of its clients. The Compensation Committee approved this payment to ensure that Mr. Price was adequately represented in this matter since it involved an issue that has drawn regulatory scrutiny to the reinsurance industry as a whole. Mr. Price was not involved in this arbitration other than as a witness.

Other Items Comprising All Other Compensation

In addition to the elements of compensation discussed above, we make employer contributions to the Company’s various qualified and non-qualified defined contribution savings and profit-sharing plans totalling 10% of base salary for each of our employees, including our named executive officers. We do not have a defined benefit pension plan or any supplemental retirement benefits.

Acceleration Events

As discussed above under “Retention,” our long-term incentives are subject to delayed vesting coupled with forfeiture for certain departures prior to vesting. These awards are also subject to accelerated vesting or payment under certain circumstances as discussed below.

Annual equity awards made to our named executive officers under our 2006 Share Incentive Plan are in the form of share units and options. Ordinarily, the share units convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant, and the options become exercisable in equal annual installments on the first four anniversaries of the date of grant, based on the continued employment of the named executive officer on each installment date. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the share units would automatically convert on a one-to-one basis into Common Shares and the options would vest and become fully exercisable.

Larger equity awards have been made to certain of our Bermuda-based named executive officers under the 2006 Share Incentive Plan in connection with entering into new employment agreements, as described above under “2006 Share Incentive Plan.” These awards have been in the form of restricted shares and options which vest or become exercisable over a period of years. As is the case with annual equity awards under the 2006 Share Incentive Plan, the restricted shares would vest and the options would vest and become fully exercisable in the event of the death or disability of the named executive officer or upon a change in control of the Company.

In addition, share units paid to our named executive officers under our Annual Incentive Plan, which ordinarily convert on a one-to-one basis into Common Shares six months after the date of payment, would automatically convert into Common Shares upon the death or disability of a named executive officer or upon a change in control of the Company. Our view is that these events are outside of the control of the named executive officer and, given that the share units were earned at the time of payment (that is, they did not have any further performance-related conditions), the risk of forfeiture thereafter for these events would substantially lessen the value of the award to the recipient.

Pursuant to the employment agreements that the Company negotiated with Messrs. Price, Lombardozzi and Porter, the restricted shares and options granted in connection with entering into those employment agreements would vest and become fully exercisable in the event that their employment is terminated without cause or for good reason.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units are settled in Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated settlement of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a settlement of Common Shares on a pro rata basis, based upon the period of service prior to the event and the performance of the Company as of the end of the fiscal quarter following a termination of employment or prior to a change of control. Our view is that this portion of the award had been earned at the time of termination, and the named executive officer’s termination was involuntary or with the consent of the Company.

For purposes of these acceleration events, in general “cause” means the willful failure to perform duties, conviction of a felony, fraud or dishonesty, or, in certain cases, sale of Common Shares other than as permitted by the Company; “good reason” means reduction of base salary or target bonus, reduction in the scope of duties or responsibilities or change in location of employment; and “change of control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from the Company, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company.

The named executive officers are not entitled to any other post-termination payments or benefits in the event of a change in control or retirement.

Severance Arrangements

Each of our named executive officers has an employment agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated by the Company without cause or by the executive for good reason. These provisions were included in the employment agreements in order to attract qualified professionals, and we believe that these provisions have continued utility for us in that the separation payment that is required to be made to each of our named executive officers is fixed in advance at a reasonable level, and it is payable only upon execution of a release by the named executive officer in favor of the Company. We also view the one-year period as a reasonable length of time for the named executive officer to secure employment in an equivalent executive position.

Other Considerations

Tally sheets reflecting elements of the 2005 compensation of each of our named executive officers were prepared and given to the Compensation Committee in connection with its February 2006 meeting at which the 2006 compensation of our named executive officers was considered.

No wealth accumulation analyses were utilized in connection with our 2006 compensation determinations because we have only been in operation since November 2002.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation of $1 million per year on the U.S. corporate income tax deduction for compensation paid to our named executive officers that are employees of our U.S. operating subsidiary. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” Of our named executive officers, only Ms. Mitchell is employed by our U.S. operating subsidiary. Thus, Section 162(m) is less of a factor for us in our compensation decisions. However, the 2006 Share Incentive Plan was designed to meet the requirements for performance-based compensation, and our Section 162(m) Performance Incentive Plan, which was approved by shareholders at our 2003 Annual General Meeting, was utilized for the grant to Ms. Mitchell in 2006 of other incentive compensation under the Annual Incentive Plan and the Executive Incentive Plan in a manner that meets the requirements for performance-based compensation under Section 162(m). For 2006, the performance criteria for the Section 162(m) Performance Incentive Plan was the Company’s 2006 net income and the maximum bonus award to any officer with a title of Executive Vice President or above was 1% of net income, subject to reduction in the discretion of the Compensation Committee. Platinum US has not paid any compensation that is not deductible by it under Section 162(m). Nevertheless, our Compensation Committee retains the flexibility under circumstances that it considers appropriate to pay compensation that may not be deductible by our U.S. based subsidiaries under Section 162(m).

Conclusion

Our compensation program provides our named executive officers with an opportunity to ultimately earn total annual compensation equal to three to four times their base salaries if financial targets are met, and over five times their base salaries for superior financial results. Taken together, the elements of the program are designed to achieve several goals. Base salary, which is paid throughout the year in cash, provides a current stream of income to our named executive officers. Our Annual Incentive Plan promotes the achievement of short-term financial results. All of the long-term incentives are settled in Common Shares to promote a focus on the preservation and appreciation of our share price over time. Finally, the Executive Incentive Plan promotes the achievement of long-term financial results over a multi-year period. Our compensation program is also designed to provide significant retention incentives by paying compensation that we believe is competitive in the industry and that in many cases vests over time. All of these elements work together, providing a balanced approach to achieving our business goal of attractive long-term returns for our shareholders, while establishing the Company as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 16 to 26 of this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Peter T. Pruitt, Chairman
Jonathan F. Bank
Robert V. Deutsch

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that the Company specifically requests that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

COMPENSATION TABLES

The following information relates to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company serving as executive officers at the end of 2006.

Summary Compensation Table

					Non-Equity
Name and			Stock	Option	Incentive Plan	All Other
Principal Position(a)	Year(b)	Salary($)(c)	Awards($)(e)(1)	Awards($)(f)(2)	Compensation($)(g)	Compensation($)(i)(3)	Total($)(j)

Michael D. Price	2006	750,000	956,009	—	1,500,000	687,831	3,893,840
President and Chief Executive Officer of the Company
Joseph F. Fisher	2006	420,833	212,254	270,233	841,666	474,830	2,219,816
Executive Vice President and Chief Financial Officer of the Company
Michael E. Lombardozzi	2006	467,500	413,773	499,325	935,000	568,039	2,883,637
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of the Company
Robert S. Porter	2006	383,919	319,361	327,739	850,000	556,937	2,437,956
Chief Executive Officer of Platinum Bermuda
H. Elizabeth Mitchell	2006	425,000	258,406	321,749	850,000	42,500	1,897,655
President of Platinum US

(1)	These amounts represent the 2006 compensation cost of the following: (a) for Mr. Price: (i) 98,531 restricted shares awarded pursuant to the Share Incentive Plan in August 2004 ($541,009) and (ii) 40,657 performance-based share units accrued by the Company for an award made pursuant to the Executive Incentive Plan in February 2006 ($415,000); (b) for Mr. Fisher: (i) 6,949 share units awarded pursuant to the Share Incentive Plan in February 2006 ($36,254) and (ii) 17,280 performance-based share units accrued by the Company for an award made pursuant to the Executive Incentive Plan in February 2006 ($176,000); (c) for Mr. Lombardozzi: (i) 6,505 share units awarded pursuant to the Share Incentive Plan in February 2005 ($46,153), (ii) 18,428 restricted shares awarded pursuant to the Share Incentive Plan in November 2005 ($173,620), and (iii) 19,007 performance-based share units accrued by the Company for an award made pursuant to the Executive Incentive Plan in February 2006 ($194,000); (d) for Mr. Porter: (i) 2,846 share units awarded pursuant to the Share Incentive Plan in February 2005 ($20,192), (ii) 15,534 restricted shares awarded pursuant to the Share Incentive Plan in February 2006 ($123,169), and (iii) 17,280 performance-based share units accrued by the Company for an award made pursuant to the Executive Incentive Plan in February 2006 ($176,000); and (e) for Ms. Mitchell: (i) 6,505 share units awarded pursuant to the Share Incentive Plan in February 2005 ($46,153), (ii) 6,949 share units awarded pursuant to the Share Incentive Plan in February 2006 ($36,253), and (iii) 17,280 performance-based share units accrued by the Company for an award made pursuant to the Executive Incentive Plan in February 2006 ($176,000). The assumptions made in the valuation of stock awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the 2006 Form 10-K Report.

(2)	These amounts represent the 2006 compensation cost of the following share option awards, each of which was awarded pursuant to the Share Incentive Plan: (a) for Mr. Fisher: (i) 100,000 share options awarded in July 2004 ($230,912) and (ii) 26,059 share options awarded in February 2006 ($39,321); (b) for Mr. Lombardozzi: (i) 150,000 share options awarded in November 2002 ($221,967), (ii) 24,394 share options awarded in February 2005 ($60,461), and (iii) 69,105 share options awarded in November 2005 ($216,897); (c) for Mr. Porter: (i) 50,000 share options awarded in November 2002 ($73,989), (ii) 50,000 share options awarded in June 2003 ($105,101), (iii) 10,673 share options awarded in February 2005 ($26,454), and (iv) 58,253 share options awarded in February 2006 ($122,195); and (d) for

Ms. Mitchell: (i) 150,000 share options awarded in November 2002 ($221,967), (ii) 24,394 share options awarded in February 2005 ($60,461), and (iii) 26,059 share options awarded in February 2006 ($39,321). The assumptions made in the valuation of option awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the 2006 Form 10-K Report.

(3)	These amounts include:

	Michael D.	Joseph F.	Michael E.	Robert S.	H. Elizabeth
	Price	Fisher	Lombardozzi	Porter	Mitchell

Housing allowance	$480,000	$408,000	$448,000	$360,775	—
401(k) and non-qualified plan contributions	75,000	42,083	46,750	40,667	42,500
Relocation expenses	—	—	50,000	66,537	—
Personal financial, legal or tax advice fees	75,000	—	—	9,538	—
Personal tax payments	—	—	—	61,374	—
Automobile allowance	8,400	8,400	8,400	6,300	—
Dividends paid on stock awards	22,071	—	5,406	3,728	—
Personal travel expenses	20,215	7,158	8,793	3,028	—
Club fees	6,000	6,000	—	4,250	—
Life insurance premiums	180	2,224	120	170	—
Disability insurance premiums	570	570	570	570	—
Credit card fees	395	395	—	—	—
All other compensation total	$687,831	$474,830	$568,039	$556,937	$42,500

2006 Grants of Plan-Based Awards

									All Other	All Other			Grant
									Stock	Option			Date
									Awards:	Awards:	Exercise		Fair
						Estimated Future			Number of	Number of	or Base	Closing	Value of
						Payouts Under Equity			Shares of	Securities	Price of	Price on	Stock and
	Grant		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	Grant	Option
Name	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Date	Awards
(a)	(b)	Date	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(i)	(#)(j)	($/Sh)(k)	($/Sh)	($)(l)

Michael D. Price	02/28/06(1)	02/25/06				246	24,526	49,052					$750,000

	02/28/06(2)	02/25/06	$375,000	$750,000	$1,500,000

Joseph F. Fisher	02/28/06(1)	02/25/06				105	10,424	20,848					$318,766

	02/28/06(2)	02/25/06	$210,417	$420,833	$841,667

	02/28/06(3)	02/25/06								26,059	$30.58	$30.62	$210,817

	02/28/06(3)	02/25/06							6,949				$212,500

Michael E. Lombardozzi	02/28/06(1)	02/25/06				115	11,466	22,932					$350,630

	02/28/06(2)	02/25/06	$233,750	$467,500	$935,000

Robert S. Porter	02/28/06(1)	02/25/06				105	10,424	20,848					$318,766

	02/28/06(2)	02/25/06	$212,500	$425,000	$850,000

	02/28/06(3)	02/25/06								58,253	$30.58	$30.62	$471,267

	02/28/06(3)	02/25/06							15,534				$475,030

H. Elizabeth Mitchell	02/28/06(1)	02/25/06				105	10,424	20,848					$318,766

	02/28/06(2)	02/25/06	$212,500	$425,000	$850,000

	02/28/06(3)	02/25/06								26,059	$30.58	$30.62	$210,817

	02/28/06(3)	02/25/06							6,949				$212,500

(1)	Award made pursuant to the Company’s Executive Incentive Plan.

(2)	Award made pursuant to the Company’s Annual Incentive Plan.

(3)	Award made pursuant to the Company’s Share Incentive Plan.

The awards and other compensation items set forth in the Summary Compensation Table and the 2006 Grants of Plan-Based Award Table above are described in more detail under the heading “Compensation Discussion and Analysis” in this proxy statement.

Mr. Price entered into an employment agreement dated August 4, 2004 with Platinum US (the “Price Agreement”), which was assigned to the Company upon Mr. Price’s appointment as President and Chief Executive Officer of the Company on October 27, 2005. The term of Mr. Price’s employment under the Price Agreement commenced on August 1, 2004 and will end on the fifth anniversary of that date (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Pursuant to the Price Agreement, Mr. Price receives a base salary at the rate of $750,000 per year, and is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Price Agreement, in 2004 Mr. Price received a grant of 98,531 restricted shares under the terms of the 2002 Share Incentive Plan, which awards vest in equal annual installments on each of the first five anniversaries of the date of the Price Agreement, subject to Mr. Price’s continued employment with the Company on such vesting dates. The Price Agreement also provides that Mr. Price will participate in the Company’s Executive Incentive Plan, with an expected target annual award opportunity of 100% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Price is required to accumulate 100,000 Common Shares in accordance with the Company’s share ownership guidelines. In addition, he receives reimbursement for air travel for four visits by him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Mr. Fisher entered into an employment agreement dated June 24, 2004 with the Company (the “Fisher Agreement”), pursuant to which he was appointed Executive Vice President and Chief Financial Officer. The term of Mr. Fisher’s employment under the Fisher Agreement commenced on July 6, 2004 and will end on the third anniversary of that date (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least thirty days prior to the end of the term, that the term shall not be extended). Pursuant to the Fisher Agreement, Mr. Fisher receives a base salary (which was increased from $400,000 to $425,000 per year effective as of March 1, 2006), and is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Fisher Agreement, in 2004 Mr. Fisher received a one-time cash sign-on bonus of $50,000 and an option to purchase 100,000 Common Shares at $30.45 per Common Share. On February 28, 2006, Mr. Fisher received a long term incentive award under the 2006 Share Incentive Plan in an amount equal to approximately $425,000, which was awarded half in share units, which convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant, and half in options, which become exercisable in equal annual installments on the first four anniversaries of the date of grant. The Fisher Agreement also provides that Mr. Fisher will participate in the Company’s Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Fisher is required to accumulate 30,000 Common Shares in accordance with the Company’s share ownership guidelines. In addition, he receives certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Mr. Lombardozzi entered into an agreement with the Company effective as of November 1, 2005 (the “Lombardozzi Agreement”), which amended and restated an agreement with St. Paul Re dated July 5, 2002 and amended August 16, 2002, which was assigned to the Company on November 1, 2002 and amended on March 12, 2004. The term of Mr. Lombardozzi’s employment under the Lombardozzi Agreement commenced on November 1, 2005 and will end on the third anniversary of that date (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Pursuant to the Lombardozzi Agreement, Mr. Lombardozzi receives a base salary (currently at the rate of $467,500 per year), and is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Lombardozzi Agreement, in 2005 Mr. Lombardozzi received a grant of 18,428 restricted shares under the terms of the 2002 Share Incentive Plan that vest in equal annual installments on each of the first three anniversaries of the date of the grant, and an option to purchase 69,105 Common Shares at $28.49 per Common Share. The Lombardozzi Agreement also provides that Mr. Lombardozzi will participate in the Company’s Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Lombardozzi is required to accumulate 50,000 Common Shares in accordance with the Company’s share ownership guidelines. The Lombardozzi Agreement provided for the reimbursement by the Company for up to $50,000 of reasonable costs and expenses incurred by Mr. Lombardozzi in connection with his family’s relocation to Bermuda, which amount was paid in 2006. In addition, he receives reimbursement for air travel for four visits for him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Ms. Mitchell currently receives a base salary at the rate of $425,000 per year, and she is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan, with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. On February 28, 2006, Ms. Mitchell received a long term incentive award under the 2006 Share Incentive Plan in an amount equal to approximately $425,000, which was awarded half in share units, which convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant, and half in options, which become exercisable in equal annual installments on the first four anniversaries of the date of grant. Ms. Mitchell is a participant in the Company’s Executive Incentive Plan, with an expected target annual award opportunity of 75% of her base salary if the Company achieves certain performance objectives over a multi-year period. Ms. Mitchell is required to accumulate 30,000 Common Share in accordance with the Company’s share ownership guidelines.

Mr. Porter entered into an employment agreement dated February 26, 2006 with Platinum Bermuda (the “Porter Agreement”), pursuant to which he was appointed Chief Executive Officer of Platinum Bermuda. The term of Mr. Porter’s employment under the Porter Agreement commenced on March 1, 2006 and will end on the third anniversary of that date (which date will be automatically be extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Mr. Porter’s base salary, currently at the rate of $425,000 per year, shall be reviewed annually by the Chairman of Platinum Bermuda, and Mr. Porter is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Porter Agreement, Mr. Porter received a grant of 15,534 restricted shares and options to purchase 58,253 Common Shares at $30.58 per Common Share under the terms of the 2006 Share Incentive Plan, which awards vest or become exercisable in equal annual installments on each of the first three anniversaries of the date of grant, and Mr. Porter is not entitled to receive any additional equity awards until March 2009. The Porter Agreement also provides that Mr. Porter will participate in the Company’s Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Porter is required to accumulate 30,000 Common Share in accordance with the Company’s share ownership guidelines. The Porter Agreement provided for the reimbursement by Platinum Bermuda for up to $50,000 of reasonable costs and expenses incurred by Mr. Porter in connection with his family’s relocation to Bermuda, which amount was paid in 2006. In addition, he receives certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards						Stock Awards
												Equity
												Incentive
										Equity		Plan
										Incentive		Awards:
				Equity						Plan		Market
				Incentive						Awards:		or Payout
				Plan						Number of		Value of
				Awards:					Market	Unearned		Unearned
	Number of	Number of		Number of			Number of		Value of	Shares,		Shares,
	Securities	Securities		Securities			Shares or		Shares or	Units or		Units or
	Underlying	Underlying		Underlying			Units of		Units of	Other		Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Rights		Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have		Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Not Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Michael D. Price	200,000				$22.50	10/31/2012
							59,118	(1)	$1,829,111
										12,121	(2)	$375,000
										246	(3)	$7,611
Joseph F. Fisher	50,000	50,000	(4)		$30.45	07/05/2014
										2,500	(2)	$77,344
		26,059	(5)		$30.58	02/27/2016	6,949	(6)	$215,002
										105	(3)	$3,249
Michael E. Lombardozzi	150,000				$22.50	10/31/2012
	6,099	18,295	(7)		$30.75	02/23/2015	6,505	(8)	$201,265
										2,834	(2)	$87,656
	23,036	46,069	(9)		$28.49	10/31/2015	12,285	(10)	$380,098
										115	(3)	$3,558
Robert S. Porter	50,000				$22.50	10/31/2012
	37,500	12,500	(11)		$26.74	06/15/2013
	2,669	8,004	(7)		$30.75	02/23/2015	2,846	(8)	$88,055
		58,253	(12)		$30.58	02/27/2016	15,534	(13)	$480,622
										105	(3)	$3,249
H. Elizabeth Mitchell	75,000				$22.50	10/31/2012
	6,099	18,295	(7)		$30.75	02/23/2015	6,505	(8)	$201,265
										2,576	(2)	$79,688
		26,059	(5)		$30.58	02/27/2016	6,949	(6)	$215,002
										105	(3)	$3,249

(1)	Unvested portion remaining from award of restricted shares originally vesting in five equal annual installments on August 1, 2005, 2006, 2007, 2008 and 2009.

(2)	Common Shares which vest on February 22, 2010, subject to satisfaction of performance criteria for the 2005-2010 period. Number and market value of such Common Shares are based on achieving threshold performance goal of 10% average annual return on equity during the performance period.

(3)	Share units which vest on February 28, 2009, subject to satisfaction of performance criteria for the 2006-2009 period. Number and market value of such share units are based on achieving threshold performance goal of 6% average annual return on equity during the performance period.

(4)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on July 6, 2005, 2006, 2007 and 2008.

(5)	Options to acquire Common Shares which vest in four equal annual installments on February 28, 2007, 2008, 2009 and 2010.

(6)	Share units which vest in two equal annual installments on February 28, 2009 and 2010.

(7)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 24, 2006, 2007, 2008 and 2009.

(8)	Share units which vest in two equal annual installments on February 24, 2008 and 2009.

(9)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in three equal annual installments on November 1, 2006, 2007 and 2008.

(10)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on November 1, 2006, 2007 and 2008.

(11)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on June 16, 2004, 2005, 2006 and 2007.

(12)	Options to acquire Common Shares which vest in three equal annual installments on February 28, 2007, 2008 and 2009.

(13)	Restricted shares which vest in three equal annual installments on February 28, 2007, 2008 and 2009.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized	Acquired on	Realized
Name(a)	Exercise(#)(b)	on Exercise($)(c)	Vesting(#)(d)	on Vesting($)(e)

Michael D. Price	—	—	19,706(1)	$551,571(2)
Michael E. Lombardozzi	—	—	6,143(3)	$181,956(4)

(1)	Common Shares acquired on August 1, 2006 on vesting of second equal annual installment of award of 98,531 restricted shares originally granted to Mr. Price on August 4, 2004.

(2)	Represents value of Common Shares acquired on vesting based on closing price of $27.99 on August 1, 2006.

(3)	Common Shares acquired on November 1, 2006 on vesting of first equal annual installment of award of 18,428 restricted shares originally granted to Mr. Lombardozzi on November 1, 2005.

(4)	Represents value of Common Shares acquired on vesting based on closing price of $29.62 on November 1, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Following is information relating to potential payments to our named executive officers upon termination of their employment or a change in control of the Company, other than payments that do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all salaried employees (including, among other things, any accrued but unpaid base salary and other amounts accrued or owing through the date of termination, the distribution of balances under the Company’s 401(k) plan and qualified profit sharing plan and payments under the Company’s health and welfare plans).

Severance Arrangements under Employment Agreements

Each of our named executive officers has an employment agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated without cause by the Company or for good reason by the executive.

For all of our named executive officers, “cause” means (i) their willful and continued failure to substantially perform their duties; (ii) their conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and (iii) their engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with their position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries. For Messrs. Price, Lombardozzi and Porter, “cause” also means violation of the share ownership guidelines that apply to them, and for Messrs. Lombardozzi and Porter, “cause” includes their breach of confidentiality and non-solicitation covenants that are applicable to them.

For all of our named executive officers, “good reason” means, without their express written consent, (i) a reduction in their base salary or their target bonus; (ii) a reduction in the scope of their duties, responsibilities or authority; (iii) a change in the person or persons to whom they are required to report; (iv) a change in the location of employment; and (v) a breach by the Company or its subsidiaries of any material provision of their employment agreement. For Messrs. Price, Fisher and Lombardozzi, “good reason” also means the failure by the Company to extend the term of their employment agreement.

These severance payments would be made in a lump sum immediately upon the effectiveness of such termination by Platinum US in the case of Ms. Mitchell, by Platinum Bermuda in the case of Mr. Porter, and by the Company in the case of the other named executive officers. These severance payments are conditioned upon the named executive officer executing and honoring a standard waiver and release of claims in favor of the Company.

Accelerated Vesting or Payment of Incentives

In addition to the severance provisions described above, our annual and long-term incentives are subject to accelerated vesting or payment under certain circumstances as discussed below.

A named executive officer would be entitled to receive a pro rata portion of his or her target annual incentive for the year in which his or her death or disability or a change in control of the Company occurs. Also, any outstanding share units paid to our named executive officers under our Annual Incentive Plan, which ordinarily convert on a one-to-one basis into Common Shares six months after the date of payment, would automatically convert into Common Shares upon the death or disability of a named executive officer or upon a change in control of the Company.

Annual equity awards made to our named executive officers under our 2006 Share Incentive Plan are in the form of share units and options. Ordinarily, the share units convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant, and the options become exercisable in equal annual installments on the first four anniversaries of the date of grant, based on the continued employment of the named executive officer on each installment date. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the share units would automatically convert on a one-to-one basis into Common Shares and the options would vest and become fully exercisable.

Larger equity awards have been made to certain of our named executive officers under the 2006 Share Incentive Plan in connection with entering into new employment agreements, as described above under “2006 Share Incentive Plan.” These awards have been in the form of restricted shares and options which vest or become exercisable over a period of years. As is the case with annual equity awards under the 2006 Share

Incentive Plan, the restricted shares would vest and the options would vest and become fully exercisable in the event of the death or disability of the named executive officer or upon a change in control of the Company.

In addition, pursuant to the employment agreements that the Company negotiated with Messrs. Price, Lombardozzi and Porter, the restricted shares and options granted under the 2006 Share Incentive Plan in connection with entering into those employment agreements would vest and become fully exercisable in the event that their employment is terminated without cause by the Company or for good reason by the executive.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units convert into Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated payment of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a payment of Common Shares on a pro rata basis, based upon the period of service prior to the event and the performance of the Company as of the end of the fiscal quarter following a termination of employment or prior to a change of control.

For purposes of these acceleration events, “change of control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from the Company, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company. All of the benefits payable upon the occurrence of these acceleration events would be payable by the Company under its plans as soon as practicable following the occurrence of the acceleration event.

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2006 are as follows:

Termination Without Cause or For Good Reason

			Prorated Payment of
		Accelerated Vesting of	Outstanding Share
		Equity Awards Under	Units Awarded Under
	Severance(1)	2006 Share Incentive Plan(2)	Executive Incentive Plan(3)

Michael D. Price	$1,500,000	$1,829,111	$505,890
Joseph F. Fisher	850,000	0	215,012
Michael E. Lombardozzi	935,000	697,708	236,505
Robert S. Porter	850,000	643,669	215,012
H. Elizabeth Mitchell	850,000	0	215,012

Change in Control, Death or Disability

			Prorated Payment of
	Prorated Payment	Accelerated Vesting of	Outstanding Share
	of 2006 Annual	Equity Awards Under	Units Awarded Under
	Incentive(4)	2006 Share Incentive Plan(2)	Executive Incentive Plan(3)

Michael D. Price	$750,000	$1,829,111	$505,890
Joseph F. Fisher	425,000	248,883	215,012
Michael E. Lombardozzi	467,500	697,708	236,005
Robert S. Porter	425,000	643,669	215,012
H. Elizabeth Mitchell	425,000	429,124	215,012

(1)	Represents the value of one year’s base salary and target bonus.

(2)	Represents the value that would be realized on December 31, 2006 due to the accelerated vesting of any outstanding restricted share, option or share unit awards held by a named executive officer, calculated using the closing share price of the Common Shares on the NYSE on such date of $30.94 per share.

(3)	Represents the value that would be realized on December 31, 2006 from a prorated award of Common Shares, based upon the completion of one year of the three-year performance period and the performance of the Company as of December 31, 2006, calculated using the closing price of the Common Shares on the NYSE on such date of $30.94 per share.

(4)	Represents the prorated portion of one year’s target bonus as of December 31, 2006. Because the performance period for annual incentive awards ends on December 31, 2006, this amount represents one year’s target bonus.

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 15, 2007 of those persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Shares:

	Amount and Nature
Name and Address	of Beneficial
of Beneficial Owner	Ownership		Percent of Class

FMR Corp.	5,977,597	(1)	10.0
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP	5,639,737	(2)	9.5
75 State Street Boston, MA 02109
Perry Corp.	4,695,348	(3)	7.9
Richard C. Perry 767 Fifth Avenue New York, NY 10153

(1)	In a Schedule 13G statement filed on February 14, 2007, FMR Corp. (“FMR”) and its Chairman, Edward C. Johnson 3d, reported beneficial ownership of a total of 5,977,597 Common Shares, consisting of (i) 5,532,997 Common Shares (which includes 191,969 Common Shares resulting from the assumed conversion of 243,800 shares of the Company’s 6.00% Mandatory Convertible Shares) which are held by various investment companies (the “Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is investment adviser, and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting, which power resides with Funds’ Board of Trustees; (ii) 27,300 Common Shares which are held by various institutional accounts of which Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole power to dispose and to vote or to direct the voting; and (iii) 417,300 Common Shares which are held by various institutional accounts of which Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 417,300 Common Shares and sole power to vote or to direct the voting of 370,100 Common Shares. The 13G statement reports that members of Mr. Johnson’s family are the predominant owners, directly and through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR, that the Johnson family members and all of other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares, and that, accordingly, the Johnson family members may be deemed, under the

Investment Company Act of 1940, to form a controlling group with respect to FMR. The 13G statement reports that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares.

(2)	In an amendment filed on February 14, 2007 to a Schedule 13G statement, Wellington Management Company, LLP, an investment advisor (“Wellington”), reported beneficial ownership of 5,639,737 Common Shares held of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; no such client was known to have such right or power with respect to more than 5% of the class of such securities. Wellington reported shared voting power over 3,866,044 Common Shares and shared dispositive power over 5,614,737 Common Shares.

(3)	In an amendment filed on February 12, 2007 to a Schedule 13G statement, Perry Corp., an investment adviser, and its president and sole stockholder, Richard C. Perry, jointly reported sole voting power and sole dispositive power over 4,695,348 Common Shares of the Company. This amendment reported that the limited partners of (or investors in) each of the private investment funds for which Perry Corp. acts as general partner and/or managing member of the general partner and/or investment adviser have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Common Shares held for the accounts of their respective funds in accordance with their respective limited partnership interests (or investment percentages) in their respective funds.

Security Ownership of Management

The following table sets forth the beneficial ownership of the Common Shares as of February 15, 2007 of each of the directors and executive officers. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class(4)

Steven H. Newman	1,065,000	(1)(2)	1.8
Michael D. Price	327,106	(2)(3)	*
Michael E. Lombardozzi	215,927	(2)	*
Neal J. Schmidt	174,605	(2)	*
H. Elizabeth Mitchell	140,721	(2)(3)	*
Robert S. Porter	95,450	(2)	*
Joseph F. Fisher	62,735	(2)	*
Dan R. Carmichael	47,601	(1)(2)	*
H. Furlong Baldwin	45,000	(1)(2)	*
Peter T. Pruitt	44,000	(1)(2)	*
Jonathan F. Bank	42,000	(1)(2)	*
Robert V. Deutsch	41,667	(1)(2)	*
James A. Krantz	23,537	(2)	*
Kenneth A. Kurtzman	4,278	(2)	*
All directors and executive officers as a group (14 persons)	2,329,627		3.8

*	Represents less than 1% of the outstanding Common Shares.

(1)	Does not include nonemployee director fee share units issued to Messrs. Newman, Baldwin, Pruitt, Carmichael, Bank and Deutsch, as more fully described under “Director Compensation.” As of February 15, 2007, the following nonemployee directors were credited with the following number of director fee share units: Mr. Bank: 12,842 share units; Mr. Newman: 12,548 share units; Mr. Carmichael: 11,943 share units; Mr. Pruitt: 6,831 share units; Mr. Baldwin: 6,804 share units; and Mr. Deutsch: 3,077 share units. Also does not include 1,409 share units awarded to each of Messrs. Baldwin, Bank, Pruitt, Carmichael and Deutsch at the 2006 Annual General Meeting of Shareholders, as more fully described under “Director Compensation.”

(2)	Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days as follows: Mr. Newman: 975,000 Common Shares; Mr. Price: 200,000 Common Shares; Mr. Lombardozzi: 185,231 Common Shares; Mr. Schmidt: 163,344 Common Shares; Ms. Mitchell: 131,211 Common Shares; Mr. Porter: 78,243 Common Shares; Mr. Fisher: 56,515 Common Shares; Mr. Baldwin: 40,000 Common Shares; Mr. Pruitt: 40,000 Common Shares; Mr. Carmichael: 40,000 Common Shares; Mr. Bank: 40,000 Common Shares; Mr. Krantz: 22,439 Common Shares; Mr. Deutsch: 16,667 Common Shares, and Mr. Kurtzman: 4,278 Common Shares. For Mr. Krantz, includes 1,098 Common Shares beneficially owned pursuant to the conversion of share units within 60 days.

(3)	Mr. Price has pledged 67,988 Common Shares and Ms. Mitchell has pledged 9,510 Common Shares in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(4)	Based on the number of outstanding Common Shares as of February 15, 2007, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days and share units that are convertible into Common Shares within 60 days held by such 14 persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, the Company’s directors and executive officers and any persons holding more than 10% of the Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2006. The Company has determined that no person who at any time during 2006 was a director, executive officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2006. This determination was based solely upon the review by the Company of Forms 3, 4 and 5, and written representations that no Forms 5 were required that were submitted to the Company with respect to 2006.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2006 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. The Audit Committee has also discussed with

KPMG the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee also discussed with KPMG the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2006 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG; and any material written communications between KPMG and management.

KPMG provided a report to the Audit Committee describing KPMG’s internal quality-control procedures and related matters. KPMG also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with KPMG its independence. When considering KPMG’s independence, the Audit Committee considered, among other matters, whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions with management and KPMG referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2006 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also recommended to the Board that KPMG be selected as the Company’s independent registered public accounting firm for the 2007 fiscal year, subject to shareholder ratification as required by Bermuda law.

H. Furlong Baldwin, Chairman
Jonathan F. Bank
Dan R. Carmichael
Robert V. Deutsch
Peter T. Pruitt

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act or the Exchange Act or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR

Upon recommendation of the Audit Committee, the Board has selected KPMG to serve as the Company’s independent registered public accounting firm for the 2007 fiscal year. A proposal will be submitted to shareholders at the Annual Meeting for ratification of such selection as required by Bermuda law. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

The following table summarizes the aggregate fees billed by KPMG for services rendered for the years ended December 31, 2006 and 2005:

	2006	2005

Audit fees(1)	$1,745,000	$1,580,876
Audit-related fees(2)	5,500	324,876
Tax fees(3)	0	110,012
All other fees	0	0

Total	$1,750,500	$2,015,764

(1)	The amount shown for “Audit fees” for 2006 represents fees for professional services rendered by KPMG for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2006; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and (c) statutory audits for the Company’s insurance subsidiaries. The amount shown for “Audit fees” for 2005 represents fees for professional services rendered by KPMG for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2005; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (c) statutory audits for the Company’s insurance subsidiaries; and (d) assistance with the review of documents filed with the SEC.

(2)	The amount shown for “Audit-related fees” for 2006 represents audit-related fees for work related to providing a consent in connection with a registration statement on Form S-8 filed by the Company. The amount shown for “Audit-related fees” for 2005 represents audit-related fees for work related to the Company’s remarketing of equity security units, offerings of senior notes, Common Shares and Series A Preferred Shares and procedures in connection with a comment letter received from the SEC, including the filing of a Form 10-K/A and Form 10-Q/A. Services constituting $7,249 of the audit-related fees for 2005, which amount represents less than 2.5% of the audit-related fees billed by KPMG in 2005, were not pre-approved by the Audit Committee. These services were approved by the Audit Committee prior to the completion of the audit.

(3)	The amount shown for “Tax fees” for 2005 represents fees for tax compliance matters in the United States, the United Kingdom and Ireland.

The Audit Committee is primarily responsible for managing the Company’s relationship with its independent registered public accounting firm. Subject to ratification by the shareholders of the Company as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the compensation and oversee the performance of the Company’s independent registered public accounting firm. The Audit Committee has considered whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG. It is the Company’s policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for 2008 Annual General Meeting of Shareholders

In accordance with Rule 14a-8 of the Exchange Act, any proposal of a shareholder intended to be presented at the 2008 Annual General Meeting of Shareholders must be received by the Company no later than the close of business on November 23, 2007 in order for the proposal to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2008 Annual General Meeting of Shareholders does not notify the Company of such a proposal on or before February 6, 2008, then proxies received by the Company for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 26, 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS ITEMS 1 and 2.	Please	☐
PLEASE MARK YOUR VOTE IN BOX IN THE FOLLOWING MANNER [X] USING DARK INK ONLY.	Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.

1.	To elect the following nominees to the Company’s Board of Directors:
FOR ALL
	01 H. Furlong Baldwin,	FOR	WITHHOLD	EXCEPT
	02 Jonathan F. Bank,	☐	☐	☐
03 Dan R. Carmichael,
04 Robert V. Deutsch,
05 A. John Hass,
06 Edmund R. Megna,
07 Steven H. Newman,
08 Michael D. Price, and
09 Peter T. Pruitt.

To withhold authority to vote for an individual nominee, mark the box labeled “FOR ALL EXCEPT” and strike a line through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
2.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

Upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

	PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING		☐

Signature	Signature	Dated	, 2007
Please sign exactly as your name appears above. If shares are held in the name of joint holders, each should sign. If you are signing as a trustee, guardian, executor, etc., please so indicate.

▲ FOLD AND DETACH HERE ▲

PLATINUM UNDERWRITERS HOLDINGS, LTD.

The Belvedere Building 69 Pitts Bay Road 2nd Floor Pembroke HM 08 Bermuda

This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1 and 2 if no instructions to the contrary are indicated.

      The undersigned hereby appoints STEVEN H. NEWMAN, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 25, 2007 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 26, 2007.

IMPORTANT - This proxy must be signed and dated on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲